As filed with the Securities and Exchange Commission on October 6, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POWERUS CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	99-0418678
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

885 Paragon Way

Rock Hill, SC 29730

(Address of principal executive offices and zip code)

Powerus Corporation 2026 Equity Incentive Plan

(Full Title of the Plan)

Edward Jordan

Chief Financial Officer

885 Paragon Way

Rock Hill, SC 29730

561-567-0323

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Charles D. Lange

Joshua L. Colburn

Faegre Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, PA 19103

Telephone: (215) 988-2642

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933 (the “Securities Act”). ☐

EXPLANATORY NOTE

On October 1, 2026 (the “Closing Date”), Powerus Corporation, a Nevada corporation, formerly known as Aereus Greenway Holdings, Inc. (the “Registrant”), completed a business combination (the “Merger”) with an entity formerly known as Autonomous Power Corporation (dba Powerus), a private Delaware corporation (“Pre-Merger Powerus”), pursuant to an Agreement and Plan of Merger, dated as of March 8, 2026, by and among the Registrant, Aereus Merger Sub , Inc., a Delaware corporation and wholly owned subsidiary of the Registrant, and Pre-Merger Powerus.

In connection with the Merger, the shareholders of the Registrant approved the Powerus Corporation 2026 Equity Incentive Plan (the “2026 Plan”) on March 9, 2026. Pursuant to the Plan, 50,000,000 shares of the Company’s common stock, $0.001 par value (the “Common Stock”), are available for issuance under the Plan. The purpose of this Registration Statement is to register the 50,000,000 shares being registered for the first time pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference into this Registration Statement:

●	The Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 31, 2026;

●	the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2026 and June 30, 2026, filed with the SEC on May 12, 2026 and August 13, 2026, respectively;

●	the Company’s Current Reports on Form 8-K filed with the SEC on February 3, 2026, March 9, 2026, March 11, 2026, March 23, 2026, May 18, 2026, July 20, 2026, August 17, 2026, and October 1, 2026;

●	The audited financial statements of Autonomous Power Corporation as of December 31, 2025 and for the period from October 8, 2025 (inception) to December 31, 2025 and the related notes thereto included in the Registrant’s Registration Statement on Form S-4 (File No. 333-297786);

●	The audited financial statements of Kaizen Aerospace, Inc. as of and for the period from January 1, 2026 through January 30, 2026 and audited financial statements as of and for the years ended December 31, 2025 and 2024 and the related notes thereto included in the Registrant’s Registration Statement on Form S-4 (File No. 333-297786);

●	The audited financial statements of Agile Autonomy LLC as of and for the period from July 17, 2025 (inception) through December 31, 2025 and the related notes thereto included in the Registrant’s Registration Statement on Form S-4 (File No. 333-297786);

●	the description of the Company’s ordinary shares contained in its registration statement on Form 8-A filed February 4, 2025, and any and all amendments or reports filed with the SEC for the purpose of updating such description.

In addition, all reports and other documents subsequently filed (but not furnished) by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered hereby have been sold or that deregisters all shares of the Common Stock then remaining unsold, shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such reports and documents; except as to any document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 78.751 of the Nevada Revised Statutes (the “NRS”), the Company is required to indemnify any person who is a director, officer, employee or agent to the extent that the person is successful on the merits or otherwise in defense of (a) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company, by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or (b) any claim, issue or matter therein, against expenses actually and reasonably incurred by the person in connection with defending the action, including, without limitation, attorney’s fees.

Section 78.7502 of the NRS permits the Company to indemnify, pursuant to that statutory provision, a present or former director, officer, employee or agent of the Company, or of another entity or enterprise for which such person is or was serving in such capacity at the request of the Company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the Company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the NRS, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the Company, the Company may indemnify such person against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action, subject to the same standard of conduct described above. However, no indemnification pursuant to Section 78.7502 of the NRS may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any discretionary indemnification pursuant to Section 78.7502 of the NRS, unless ordered by a court or advanced to a director or officer by the Company in accordance with the Nevada Revised Statutes, may be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Under Section 78.751(2) of the NRS, unless otherwise restricted by the articles of incorporation, the bylaws or an agreement made by the corporation, the Company may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Company. The Company’s Amended and Restated Articles of Incorporation require the Company to advance expenses to Covered Persons (as defined therein) in advance of the final disposition of any Proceeding to the fullest extent not prohibited by applicable law, upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it is ultimately determined that the Covered Person is not entitled to indemnification or advancement.

Under Article 7, Section 4 of the Company’s Articles, if a claim for indemnification or advancement of expenses is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Company, the Covered Person may file suit to recover the unpaid amount of such claim or to obtain an advancement of expenses, as applicable. The Company shall bear the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement. Neither the failure of the Company to have made a determination that indemnification or advancement is proper, nor an actual determination that the Covered Person has not met any applicable standard of conduct, shall create a presumption that the Covered Person has not met such standard or constitute a defense to such suit.

Section 78.751 of the NRS further provides that indemnification pursuant to Section 78.7502 of the NRS does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Company’s articles of incorporation, the Company’s bylaws, or any agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 of the NRS or for the advancement of expenses, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.

The indemnification and advancement of expenses authorized under Section 78.751 and Section 78.7502 of the NRS continue for a person who has ceased to be a director, officer, employee or agent of the Company and inure to the benefit of the heirs, executors and administrators of such person. The Company’s Articles of Incorporation further provide that the rights conferred upon Covered Persons constitute contract rights, continue after cessation of service, and inure to the benefit of the Covered Person’s heirs, executors and administrators.

Further, Article 7, Section 2 of the Company’s Amended and Restated Articles of Incorporation (the “Articles”) requires the Company to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any Person (as defined therein) who was or is a party or is threatened to be made a party to or otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was a director, officer or employee of the Company or, while a director, officer or employee of the Company, is or was serving at the request of the Company as a director, officer, manager or managing member, employee, agent or trustee of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred by such Person. Except with respect to proceedings to enforce indemnification rights or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Company is required to indemnify a Person in connection with a proceeding (or part thereof) commenced by such Person only if the commencement of such proceeding (or part thereof) was authorized by the Company’s board of directors.

Under Article 7, Section 7 of the Company’s Articles, the Company is designated as the indemnitor of first resort and is fully and primarily responsible for indemnification and advancement in respect of jointly indemnifiable claims — that is, claims for which a Covered Person may be entitled to indemnification or advancement from both the Company and another entity — irrespective of any right of recovery the Covered Person may have from such other entity.

Under both NRS 78.751(5) and Article 7, Sections 8 and 10 of the Company’s Articles, a right to indemnification or to advancement of expenses arising under the Company’s Articles of Incorporation is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission giving rise to the relevant proceeding, unless the provision in effect at the time explicitly authorized such elimination or impairment.

For purposes of this provision of the Articles, a “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

Although the Articles’ mandatory indemnification extends to directors, officers and employees, it does not by its terms extend to agents. Agents remain eligible for permissive indemnification under NRS 78.7502 and mandatory indemnification upon success on the merits under NRS 78.751(1), and may receive indemnification under the Company’s separate indemnification agreements.

Under the Company’s indemnification agreements with its directors and officers, governed by the NRS, the Company is required to indemnify each indemnitee to the fullest extent permitted by law against losses and expenses arising from third-party proceedings and proceedings brought by or in the right of the Company, provided the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company (and, in criminal proceedings, had no reasonable cause to believe the conduct was unlawful). The Company must also indemnify an indemnitee who is wholly or partly successful on the merits in any proceeding for all related expenses actually and reasonably incurred. No indemnification is available where a court of competent jurisdiction has made a final, non-appealable determination that the indemnitee is liable for intentional misconduct, fraud, or a knowing violation of law that was material to the cause of action.

The Company also maintains a director and officer insurance policy to cover the Company, its directors and its officers against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description

4.1	Amended and Restated Articles of Incorporation of Powerus Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, filed with the Commission on October 1, 2026)

4.2	Amended and Restated By-Laws of Powerus Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K, filed with the Commission on October 1, 2026)

5.1	Opinion of Holland & Hart LLP

21.2	Consent of BDO USA, P.C., Independent Auditors for Autonomous Power Corporation.

21.3	Consent of BDO USA, P.C., Independent Auditors for Agile Autonomy, LLC.

21.4	Consent of WithumSmithBrown, P.C., Independent Registered Public Accounting Firm for Kaizen Aerospace, Inc.

21.5	Consent of WithumSmithBrown, P.C., Independent Registered Public Accounting Firm for Kaizen Aerospace, Inc.

23.1	Consent of WWC, P.C., Independent Registered Public Accounting Firm for Aureus Greenway Holdings, Inc.

24.1	Power of Attorney (included on signature page hereto)

99.1	Powerus 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on October 1, 2026)

99.2	Form of Parent Stock Option (incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K, filed with the Commission on October 1, 2026)

99.3	Form of Restricted Stock Unit Award (incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K, filed with the Commission on October 1, 2026)

107.1	Filing Fee Table

Item 9.	Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on October 6, 2026.

POWERUS CORPORATION

By:	/s/ Andrew Fox
Andrew Fox, Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Andrew Fox, and James Biehl, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on October 6, 2026 by the following persons in the capacities indicated.

/s/ Andrew Fox	Chairman of the Board and Chief Executive Officer
Andrew Fox	(Principal Executive Officer)

/s/ Edward Jordan	Chief Financial Officer
Edward Jordan	(Principal Financial Officer and Principal Accoutning Officer)

/s/ Brett Velicovich	Director
Brett Velicovich

/s/ Jason Finger	Director
Jason Finger

/s/ Matthew Britton	Director
Matthew Britton

/s/ Richard Allorto	Director
Richard Allorto

/s/ Vuk Jeremić	Director
Vuk Jeremić